UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2011

HEARTWARE INTERNATIONAL, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-34256	26-3636023
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

205 Newbury Street, Suite 101 Framingham, MA	01701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 508.739.0950

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On January 24, 2011, The University of Michigan Cardiovascular Center, or U-M, and the University of Pittsburgh announced that they have been awarded grants from the National Heart, Lung and Blood Institute and HeartWare International, Inc. to conduct a study exploring the potential benefits of left ventricular assist devices, or LVADs, in patients who will be given earlier access to these devices.  HeartWare’s financial commitment for the study is up to $9.6 million of actual costs over the five year trial period.  In the study, called REVIVE-IT, researchers will compare whether non-transplant eligible patients with heart failure less advanced than that of current LVAD recipients do better with implanted devices than with current medical therapy.  The REVIVE-IT study device will be HeartWare’s left ventricular assist device, the HVAD pump, a battery- operated continuous blood flow pump that is surgically placed within the heart and the pericardial space surrounding the heart. The pilot study of approximately 12 U.S. sites, including U-M and Pittsburgh, will include 100 patients. The national study will be coordinated by the U-M’s Michigan Institute for Clinical Health Research.  Principal investigators include Keith Aaronson, M.D., M.S., medical director of the heart transplant program and Center for Circulatory Support at the U-M Cardiovascular Center, Francis A. Pagani, M.D., Ph.D., surgical director of the heart transplant program and the Center for Circulatory Support at the U-M and Robert Kormos, M.D., director of the UPMC Artificial Heart Program and co-director of the UPMC Heart Transplantation Program.  The HVAD pump is an investigational device and is not currently commercially available for sale in the United States.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HeartWare International, Inc.
Date: January 24, 2011	By:	/s/ Douglas Godshall

Name: Douglas Godshall
Title: Chief Executive Officer